Exhibit 99.1

ATHEROGENICS, INC.

FOR IMMEDIATE RELEASE

AtheroGenics Reports Fourth Quarter and Year-End 2005 Financial Results

ATLANTA, GA - February 28, 2006 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the fourth quarter and year ended December 31, 2005.

Research and development expenses for the quarter and year ended December 31, 2005 increased to $15.3 million and $71.3 million, respectively, from $14.8 million and $59.2 million, respectively, for the comparable periods in 2004. The increase in both periods versus the prior year resulted from clinical trial expenditures associated with the Company’s AGI-1067 development program, including the ongoing ARISE Phase III clinical study in atherosclerosis, and associated costs for additional development personnel.

General and administrative expenses for the quarter and year ended December 31, 2005 rose to $2.9 million and $9.1 million, respectively, from $1.8 million and $6.6 million, respectively, for the comparable periods in 2004. The increase in both periods is derived from higher business development and compensation expenses related to the signing of the AGI-1067 partnership and higher professional fees.

Interest expense was $2.3 million and $8.9 million in the quarter and year ended December 31, 2005, respectively, compared to $1.3 million and $5.2 million for the comparable periods in 2004. The increase in the fourth quarter and full year comparisons is attributable to the $200 million principal amount of 1.5% convertible notes due 2012, issued by the Company in January 2005. Interest income for the quarter and year ended December 31, 2005 was $1.8 million and $6.7 million, respectively, as compared to $357,124 and $1.4 million for the comparable periods in 2004. The increases in interest income were due to earnings on the invested proceeds from the convertible note offering.

For the fourth quarter ended December 31, 2005, AtheroGenics incurred a net loss of $18.7 million, or $0.49 per share, compared to a net loss of $17.5 million, or $0.47 per share, for the fourth quarter of 2004. For the year ended December 31, 2005, the Company reported a net loss of $82.6 million, or $2.19 per share, compared to a net loss of $69.6 million, or $1.88 per share, for the year ended December 31, 2004.

AtheroGenics ended the year with approximately $182.5 million in cash, cash equivalents and short-term investments.

“We are very pleased with the progress we made in 2005, highlighted by the achievement of two important milestones. In the fourth quarter we entered into a worldwide collaboration for AGI-1067 with AstraZeneca, one of the world’s leading pharmaceutical companies," stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. "With up to $1 billion in upfront and potential milestone payments, this collaboration is arguably one of the most significant licensing agreements of 2005. Secondly, we completed enrollment in our ARISE clinical trial and look forward to announcing the results from this study later this year."

Full Year 2006 Financial Guidance
AtheroGenics announced that it expects to report net cash use for 2006 in the range of $35-$40 million, which takes into account a $50 million upfront license fee received from AstraZeneca in early 2006. Net loss per share for 2006 is expected to be in the range of $1.90 to $2.00. Loss per share guidance for 2006 includes: revenue of approximately $23 million related to amortization of the upfront license fee from AstraZeneca; expense of approximately $8 million related to stock-based compensation to be incurred as a result of the adoption of Financial Accounting Standards Board Statement No.123(R), “Shared-Based Payments”; and cost of approximately $3 million for inducing conversion of $14 million of the Company’s 4.5% convertible notes.

Webcast and Conference Call Information
There will be a conference call and simultaneous webcast today at 9:00 a.m. ET to discuss AtheroGenics’ fourth quarter and year-end 2005 financial results and to provide a Company update. The conference call may be accessed by dialing 1-877-407-8031 (domestic) or 1-201-689-8031 (international), five minutes prior to the start time. A replay of the call will be available from 11:00 a.m. ET on February 28, until 11:59 p.m. ET on March 7, 2006. Rebroadcast numbers are 1-877-660-6853 (domestic) or 1-201-612-7415 (international), account number 286 and conference ID number 188890. To access the webcast, log on to the Company’s Investor Relations Web site http://www.atherogenics.com/investor/q4earnings.html and click on the Webcast Access link. An archived version of this webcast will be available at the same location through April 21, 2006.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III ARISE clinical trial as an oral therapy for the treatment of atherosclerosis, in collaboration with AstraZeneca. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma utilizing its proprietary vascular protectant® technology. For more information about AtheroGenics, please visit http://www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the third quarter of 2005. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	AtheroGenics, Inc.	Investor Relations
Mark P. Colonnese	Donna L. Glasky	Lilian Stern
Chief Financial Officer	Corporate Communications	Stern Investor Relations, Inc.
678-336-2511	678-336-2517	212-362-1200
investor@atherogenics.com	investor@atherogenics.com	lilian@sternir.com

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AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues	$—	$—	$—	$—

Operating expenses:
Research and development	15,283,819	14,751,933	71,278,945	59,235,833
General and administrative	2,915,666	1,765,722	9,050,290	6,607,506
Total operating expenses	18,199,485	16,517,655	80,329,235	65,843,339

Operating loss	(18,199,485)	(16,517,655)	(80,329,235)	(65,843,339)
Interest and other income	1,810,945	357,124	6,691,965	1,447,001
Interest expense	(2,271,499)	(1,297,726)	(8,917,057)	(5,192,894)
Net loss	$(18,660,039)	$(17,458,257)	$(82,554,327)	$(69,589,232)

Net loss per share -
basic and diluted	$(0.49)	$(0.47)	$(2.19)	$(1.88)

Weighted average shares
outstanding - basic and diluted	37,989,305	37,348,180	37,774,203	37,070,235

Balance Sheet Data
(Unaudited)

	December 31,
	2005	2004

Cash, cash equivalents and short-term investments	$182,504,523	$66,924,015
Working capital	173,164,668	59,719,811
Total assets	197,497,527	74,462,327
Long-term obligations, less current portion	300,053,796	100,000,000
Accumulated deficit	(294,674,874)	(212,120,547)
Total shareholders’ deficit	(115,436,216)	(35,942,382)